Exhibit 99.1

For more information contact:
Peter Benoist, President and CEO (314) 725-5500
Frank Sanfilippo, Chief Financial Officer (314) 725-5500
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2009 RESULTS

  Company reports net income of $4.7 million
  After deducting preferred stock dividends, Company reports $0.31 per fully diluted share for third quarter
  Pre-tax, pre-provision operating earnings total $7.7 million
  Third quarter earnings include a $5.3 million pre-tax gain on extinguishment of debt related to the foreclosure of a participated loan
  Non-performing loans reduced by 14%, non-performing assets reduced by 6% from second quarter 2009
  Core deposits grow 8% in the third quarter, up 13% year-to-date

St. Louis, October 23, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) earned net income of $4.7 million for the quarter ended September 30, 2009 compared to $1.2 million for the prior year period. After deducting dividends on preferred stock, the Company reported net income of $0.31 per fully diluted share for the third quarter of 2009 compared to $0.09 per fully diluted share for the third quarter of 2008.

Third quarter 2009 results include the effects of adjustments to correct the Company’s accounting for loan participations sold. The adjustments result in presenting the participated portion of such loans as Company assets, with the related amounts received from the participating banks presented as liabilities. In connection with the adjustments, the Company recorded a $5.3 million pre-tax gain, or $0.26 per fully diluted share, in the third quarter related to the foreclosure of one of its participated loans. The accounting adjustments are described in more detail later in this release.

The Company’s pre-tax, pre-provision operating earnings for the third quarter of 2009 were $7.7 million, or 4% higher than the second quarter of 2009 and 4% lower than the third quarter of 2008. Operating earnings exclude provision expense and gain on extinguishment of debt related to the loan participation accounting adjustments.

Pre-tax, pre-provision operating earnings, which are non-GAAP (Generally Accepted Accounting Principles) financial measures, are presented because the Company believes adjusting its results to exclude loan loss provision expense, impairment charges, special FDIC assessments and unusual gains or losses provides shareholders with a more comparable basis for evaluating period-to-period operating results. A schedule reconciling GAAP pre-tax income (loss) to pre-tax operating earnings before provision is provided in the attached tables.

Peter Benoist, President and CEO, commented, “From an operating perspective, Enterprise’s third quarter results reflect a continuation of several favorable trends established during the first half of the year. Our operating earnings, absent the unusually high provision expense and extraordinary charges of the past few quarters, continue to grow. Third quarter operating earnings were up 4% over the second quarter and 7% over the first quarter. Liquidity also continues to improve. Core deposits continued to increase in the third quarter and have risen 13% since year-end.”

“With regard to asset quality,” Benoist continued, “Non-performing asset totals have leveled off over the first three quarters of this year and non-performing loans dropped 14% during the third quarter. However, we remain cautious about the near term economic environment and continue to build our loan loss reserve position. It is important to note that our loan loss reserves now cover 96% of all non-performing loans.”

Accounting Adjustments for Loan Participations

The Company sells interests in loan receivables through participation agreements. Loan participations at September 30, 2009 were $229 million. Previously, the Company accounted for loans participated to other banks as sales. During a review of loan participation agreements, the Company determined that certain of these agreements contained language inconsistent with sale accounting treatment under specific provisions of SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In order to align the accounting treatment with the participation agreements, the Company recorded the participated portion of such loans as assets, along with a loan participation liability to finance the assets. These adjustments also had the effect of reducing net interest rate margin and certain capital ratios. The Company also recorded a $5.3 million pre-tax gain from the extinguishment of debt resulting from the foreclosure of one of its participated loans. For comparative purposes the affected prior period results, excluding Tier 1 and Total Risk-based capital ratios, have been revised.

Subsequent to September 30, 2009, the Company has modified the affected loan participation agreements to comply with sale treatment under SFAS 140. As a result, the Company will eliminate the participated loans, net of the allowance for losses, and the related liability from its balance sheet, and is expected to recognize an additional gain from the extinguishment of debt of approximately $1.1 million in the fourth quarter of 2009. The accounting adjustments effectively shifted additional provision for loan losses to certain prior periods, offset by the extinguishment gains in the third and fourth quarters of 2009. The overall effect of these adjustments by December 31, 2009 is expected to be neutral to the Company’s financial results and certain key ratios. Details of the adjustments are provided in the attached tables under the section “Changes to Prior Period Balances”.

Banking Line of Business

Deposits and liquidity
Total deposits rose $166 million, or 10%, from a year ago. On a linked quarter basis, deposits increased $94 million, or 5%.

Core deposits, which include all deposits other than brokered CDs, increased $302 million, or 22%, over September 30, 2008. On a linked quarter basis, core deposits rose $123 million, or 8%. The Company has placed particular emphasis on increasing non-interest bearing deposits and those deposits rose $33 million, or 15%, over the prior year third quarter and $20 million, or 8%, over the second quarter of 2009. At September 30, 2009, core deposits represented 89% of total deposits. Year-over year, the Company reduced its level of brokered CDs from 20% to 11% of total deposits.

The Company increased its interest-bearing deposits and investment portfolio by $80 million and $42 million, respectively, during the third quarter of 2009, further improving its on-balance sheet liquidity and reducing noninterest earning cash balances.

Loans
Portfolio loans decreased $11 million from a year ago. On a linked quarter basis, portfolio loans decreased $23 million, or 1%, reflecting the weaker business climate and clients’ continuing de-leveraging of their own balance sheets.

The Company’s loan portfolio remains well-diversified among industry segments and collateral types. Steve Marsh, Chairman and CEO of the Company’s Enterprise Bank & Trust subsidiary, noted, “Commercial real estate as an asset class is under considerable scrutiny as an emerging credit risk concern for banks. At Enterprise, while real estate collateralizes two-thirds of our loan portfolio, true investment-oriented commercial real estate loans represent only about a fourth of the portfolio. Our focus has always been on private businesses, and owner-occupied real estate is often part of the collateral package with those relationships.”

Asset Quality
Non-performing loans totaled $47.0 million, or 2.22% of total loans at September 30, 2009, compared to $31.9 million, or 1.50%, at September 30, 2008. On a linked quarter basis, non-performing loans decreased $7.7 million from June 30, 2009. The percentage of non-performing loans also declined from the second quarter 2009 level of 2.56%.

Loans 30-89 days past due, excluding non-performing loans, represented 0.74% of loans at September 30, 2009, a modest increase from the 0.49% level at June 30, 2009.

Following is the year-to-date trend in non-performing loans (NPL) by industry segment (in millions):

	Sept 30, 2009		Jun 30, 2009		Dec 31, 2008
		% of		% of		% of
	NPL	Total	NPL	Total	NPL	Total
Commercial Real Estate	$19.5	41.5%	$28.9	52.8%	$21.9	61.8%
Residential Construction/Land
Acquisition and Development	24.6	52.4%	23.6	43.2%	11.8	33.3%
Commercial and Industrial	2.9	6.1%	2.2	4.0%	1.7	4.7%
Other	0.0	0.0%	0.0	0.0%	0.1	0.2%
Total NPL	$47.0	100.0%	$54.7	100.0%	$35.5	100.0%

The $47.0 million in non-performing loans represent 32 relationships. The largest of these is a commercial real estate loan of less than $8 million. Seven relationships comprise 50% of non-performing loans. Approximately 54% of the Company’s non-performing loans are in the Kansas City market.

Other real estate owned at September 30, 2009 totaled $19.3 million, a $3.2 million net increase from June 30, 2009. The Company added $9.9 million in Other real estate in the third quarter, comprised largely of a medical office building that had represented the Company’s largest single non-performing loan, a retail development project and a commercial strip center. The Company sold $6.0 million in Other real estate in the third quarter and recorded an $86,000 gain.

Total non-performing assets were $66.3 million, or 2.63% of total assets at September 30, 2009 compared to $70.8 million, or 2.89% of assets, at June 30, 2009. By comparison, non-performing assets totaled $49.4 million, or 1.98% of assets at December 31, 2008.

Provision for loan losses was $6.5 million in the third quarter of 2009 compared to $9.1 million in the second quarter of 2009. Loan loss provision for the prior year third quarter was $3.0 million. The lower loan loss provision in the third quarter of 2009 compared to second quarter was attributable to fewer risk rating downgrades and a leveling off of non-performing loans. Provision expense covered 104% of net charge-offs in the third quarter as the Company continued to build loan loss reserves to 2.13% of portfolio loans at September 30, 2009 over its 2.10% level at June 30, 2009. By comparison, loan loss reserves represented 1.54% of portfolio loans at December 31, 2008.

Net charge-offs in the third quarter were $6.2 million, an annualized rate of 1.16% of average loans. Approximately 64% of the charge-offs related to residential real estate, 34% related to commercial real estate and less than 2% related to commercial and industrial loans. By comparison, net charge-offs in the second quarter of 2009 were $6.6 million, or 1.22% annualized. Net charge-offs for the prior year third quarter were $1.1 million, or 0.22% annualized.

Net interest income
Net interest income in the banking segment increased $1.0 million, or 6%, in the third quarter of 2009 versus the comparable period in 2008. On a linked quarter basis, net interest income was essentially flat.

Net interest margin was 2.97% in the third quarter of 2009 compared to 3.07% in the third quarter of 2008 and 3.10% in the second quarter of 2009. The decrease in the third quarter net interest margin compared to the second quarter was largely driven by a less favorable earning asset mix resulting from weaker loan demand and higher levels of investment securities. Loan yields in the third quarter were roughly equivalent to the second quarter yields. The Company continues to benefit from CD repricing and lower three month LIBOR rates on floating rate debt as well as a generally more rational deposit pricing environment. Non-performing loan levels reduced loan yields by approximately 13 basis points in the third quarter, excluding interest reversals.

Wealth Management Line of Business

Fee income from the Wealth Management line of business, including results from state tax credit brokerage activities, totaled $2.9 million for the third quarter of 2009, a 10% decline compared to the same period in 2008. On a linked quarter basis, Wealth Management revenues increased 24%, largely due to gains related to the Company’s state tax credit brokerage activities.

Trust
Fee income from Trust declined 21% from the third quarter of 2008 to the third quarter of 2009. Revenue declines were largely attributable to lower asset values due to client turnover and adverse financial markets. Compared to the second quarter of 2009, Trust revenues declined 4%.

During the third quarter, Enterprise Trust hired three additional experienced advisors in St. Louis and continues to recruit aggressively in all three Enterprise markets.

Millennium Brokerage Group
MBG revenues in the third quarter of 2009 declined $320,000, or 27%, compared to the third quarter of 2008. The decline in revenues was attributable to the recessionary economic environment and tighter insurance carrier underwriting standards. MBG’s sales margin improved to 35% from 25% in the prior year. The increased margin helped to partially offset sales declines. On a linked quarter basis, MBG revenues declined 18% due to lower sales volumes.

State tax credit brokerage
For the third quarter of 2009, the Company recorded a $911,000 gain from state tax credit activities compared to a $109,000 gain in the second quarter of 2009 and a $593,000 gain in the third quarter of 2008. State tax credit revenues include realized gains from sales in addition to unrealized gains and losses on certain tax credit assets carried at fair value and related interest rate caps used to hedge against changes in the fair value of the state tax credits.

Other Business Results

Non-interest income for the third quarter of 2009, excluding Wealth Management, state tax credit revenues and the gain on extinguishment of debt, was $1.7 million, an 8% increase over the prior year period after adjusting for the effect of $2.8 million in branch sale gains recorded in the third quarter of 2008.

Total non-interest expenses for the third quarter of 2009 were $14.0 million, 6% higher than the comparable 2008 period, excluding the effect of the $5.9 million non-cash goodwill impairment charge related to MBG recorded in the third quarter of 2008. Due to stringent personnel expense containment efforts, our third quarter 2009 employee compensation and benefit expenses were 5% lower than the comparable 2008 period. Offsetting this decrease were higher loan collection and other expenses related to foreclosed real estate and additional FDIC insurance premiums.

On September 29, 2009, the FDIC announced that on December 29, 2009, insured institutions will be required to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. We expect the prepayment amount will be approximately $11.0 million. To account for the prepayments, the entire amount of the prepaid FDIC assessment will be recorded as an asset (prepaid expense) on December 30, 2009 and expensed over the subsequent three years.

The Company’s efficiency ratio in the third quarter of 2009 was 51% compared to 79% in the third quarter of 2008. Absent the gain on extinguishment of debt in the third quarter of 2009 and the branch sale gain and impairment charges in the third quarter of 2008, the efficiency ratio was 64% and 62%, respectively.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2008 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Nine Months Ended
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
INCOME STATEMENTS	2009	2008	2009	2008
NET INTEREST INCOME
Total interest income	$30,316	$31,455	$90,480	$95,569
Total interest expense	12,931	14,871	38,746	46,043
Net interest income	17,385	16,584	51,734	49,526
Provision for loan losses	6,480	3,007	32,012	10,214
Net interest income after provision for loan losses	10,905	13,577	19,723	39,312

NONINTEREST INCOME
Wealth Management revenue	2,010	2,640	7,530	7,905
Deposit service charges	1,247	1,102	3,791	3,241
Sale of other real estate	86	242	143	584
State tax credit activity, net	910	593	973	1,577
Sale of securities	-	-	952	73
Sales of branch/charter	-	2,840	-	3,400
Gain on extinguishment of debt	5,326	-	5,326	-
Other income	369	223	945	841
Total noninterest income	9,948	7,640	19,660	17,621

NONINTEREST EXPENSE
Salaries and benefits	7,417	7,792	21,762	23,706
Occupancy	1,291	1,100	3,719	3,160
Furniture and equipment	397	346	1,120	1,065
Goodwill impairment charge	-	5,900	45,377	5,900
Other	4,874	3,995	16,826	11,858
Total noninterest expense	13,979	19,133	88,804	45,689

Income (loss) before income tax	6,874	2,084	(49,422)	11,244
Income tax expense (benefit)	2,187	882	(2,321)	4,055
Net income (loss)	4,687	1,202	(47,101)	7,189
Dividends on preferred stock	(605)	-	(1,806)	-
Net income (loss) available to common shareholders	$4,082	$1,202	$(48,907)	$7,189

Basic earnings (loss) per share	$0.32	$0.09	$(3.81)	$0.57
Diluted earnings (loss) per share	$0.31	$0.09	$(3.81)	$0.56
Return on average assets	0.65%	0.20%	(2.64%)	0.43%
Return on average common equity	12.04%	2.59%	(43.88%)	5.34%
Efficiency ratio	51.15%	78.98%	124.39%	68.04%
Noninterest expense to average assets	2.22%	3.23%	4.79%	2.71%

YIELDS (fully tax equivalent)
Loans	5.47%	5.85%	5.42%	6.30%
Securities	3.33%	4.75%	3.70%	4.72%
Federal funds sold	0.17%	2.12%	0.27%	2.76%
Yield on earning assets	5.12%	5.78%	5.24%	6.19%
Interest-bearing deposits	1.91%	2.72%	2.02%	2.97%
Subordinated debt	5.91%	5.63%	6.17%	6.00%
Borrowed funds	3.96%	3.72%	3.54%	4.22%
Cost of paying liabilities	2.48%	3.04%	2.52%	3.34%
Net interest spread	2.64%	2.74%	2.72%	2.85%
Net interest rate margin	2.97%	3.07%	3.03%	3.23%

RECONCILATION OF GAAP PRE-TAX INCOME (LOSS) TO PRE-TAX OPERATING EARNINGS BEFORE PROVISION

		For the Quarter Ended
	Sep 30,	Jun 30,	Mar 30,	Sep 30,
(In thousands)	2009	2009	2009	2008
U.S. GAAP income (loss) before income tax	$6,874	$(2,077)	$(54,219)	$2,084
Goodwill impairment charge	-	-	45,377	5,900
Sale of Kansas City nonstrategic branch/charter	-	-	-	(2,840)
Sale of other real estate	(86)	2	(59)	(242)
Sale of securities	-	(636)	(316)	-
Retention payment	-	-	-	125
Gain on extinguishment of debt	(5,326)	-	-	-
FDIC special assessment (included in Other noninterest expense)	(202)	1,100	-	-
Operating earnings (loss) before income tax	1,260	(1,611)	(9,217)	5,027
Provision for loan losses	6,480	9,073	16,459	3,007
Operating earnings before income taxes and provision for loan losses	$7,740	$7,462	$7,242	$8,034

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
BALANCE SHEETS	2009	2009	2009	2008	2008

ASSETS
Cash and due from banks	$12,519	$41,490	$41,875	$25,626	$38,641
Federal funds sold	1,771	4,252	3,310	2,637	1,718
Interest-bearing deposits	82,651	2,893	5,852	14,384	2,178
Debt and equity investments	211,069	169,309	123,773	108,315	113,932
Loans held for sale	2,130	2,004	2,659	2,632	520

Portfolio loans	2,113,365	2,136,125	2,191,291	2,201,457	2,124,255
Less allowance for loan losses	45,019	44,768	42,286	33,808	28,517
Net loans	2,068,346	2,091,357	2,149,005	2,167,649	2,095,738

Other real estate	19,273	16,053	13,251	13,868	11,285
Premises and equipment, net	23,042	23,872	24,608	25,158	25,166
State tax credits, held for sale	47,950	42,609	43,474	39,142	37,751
Goodwill	3,134	3,134	3,134	48,512	51,312
Core deposit intangible	1,759	1,874	1,997	2,126	2,256
Other amortizing intangibles	932	1,081	1,230	1,378	2,090
Other assets	44,049	46,337	43,476	42,340	33,641
Total assets	$2,518,625	$2,446,265	$2,457,644	$2,493,767	$2,416,228

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	257,901	238,139	238,449	247,361	225,013
Interest-bearing deposits	1,595,730	1,521,125	1,507,110	1,545,423	1,463,040
Total deposits	1,853,631	1,759,264	1,745,559	1,792,784	1,688,053
Subordinated debentures	85,081	85,081	85,081	85,081	59,307
FHLB advances	139,001	139,520	119,939	119,957	222,926
Federal funds purchased	-	21,650	74,400	19,400	36,600
Loan participations sold	229,012	236,110	231,027	226,809	181,655
Other borrowings	36,097	33,824	31,767	26,760	36,632
Other liabilities	9,132	9,366	7,073	8,404	7,923
Total liabilities	2,351,954	2,284,815	2,294,846	2,279,195	2,233,096
Shareholders' equity	166,671	161,450	162,798	214,572	183,132
Total liabilities and shareholders' equity	$2,518,625	$2,446,265	$2,457,644	$2,493,767	$2,416,228

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
EARNINGS SUMMARY
Net interest income	$17,385	$17,498	$16,851	$17,196	$16,584
Provision for loan losses	6,480	9,073	16,459	16,296	3,007
Wealth Mangement revenue	2,010	2,249	3,271	2,943	2,640
Noninterest income	7,938	2,568	1,624	4,711	5,000
Noninterest expense	13,979	15,319	59,506	17,816	19,133
Income (loss) before income tax	6,874	(2,077)	(54,219)	(9,263)	2,084
Net income (loss)	4,687	(301)	(51,487)	(5,341)	1,202
Net income (loss) available to common shareholders	4,082	(903)	(52,086)	(5,421)	1,202
Diluted earnings (loss) per common share	$0.31	$(0.07)	$(4.06)	$(0.42)	$0.09
Return on average common equity	12.04%	(2.79%)	(115.37%)	(11.72%)	2.59%
Net interest rate margin (fully tax equivalent)	2.97%	3.10%	3.02%	3.07%	3.07%
Efficiency ratio	51.15%	68.65%	273.63%	71.70%	78.98%

MARKET DATA
Book value per common share	$10.52	$10.13	$10.25	$14.33	$14.43
Tangible book value per common share	$10.07	$9.65	$9.76	$10.27	$10.04
Market value per share	$9.25	$9.09	$9.76	$15.24	$22.56
Period end common shares outstanding	12,834	12,834	12,833	12,801	12,694
Average basic common shares	12,834	12,833	12,828	12,702	12,664
Average diluted common shares	14,277	12,833	12,828	12,768	12,817

ASSET QUALITY
Net charge-offs	6,229	$6,592	$7,981	$11,005	$1,123
Nonperforming loans	$46,982	$54,699	$54,421	$35,487	$31,898
Nonperforming loans to total loans	2.22%	2.56%	2.48%	1.61%	1.50%
Nonperforming assets to total assets	2.63%	2.89%	2.75%	1.98%	1.79%
Allowance for loan losses to total loans	2.13%	2.10%	1.93%	1.54%	1.34%
Net charge-offs to average loans (annualized)	1.16%	1.22%	1.47%	2.04%	0.22%

CAPITAL
Average common equity to average assets	5.40%	5.31%	7.32%	7.53%	7.84%
Tier 1 capital to risk-weighted assets	7.54%	8.47%	8.21%	8.89%	8.83%
Total capital to risk-weighted assets	11.87%	13.13%	12.75%	12.81%	10.18%
Tangible common equity to tangible assets	5.14%	5.08%	5.11%	5.38%	5.40%

AVERAGE BALANCES
Portfolio loans	$2,121,518	$2,168,417	$2,208,519	$2,147,731	$2,057,083
Earning assets	2,386,575	2,323,334	2,333,247	2,271,600	2,181,291
Total assets	2,493,058	2,447,863	2,502,008	2,445,248	2,358,570
Deposits	1,826,230	1,748,637	1,716,291	1,739,525	1,645,396
Shareholders' equity	166,068	161,315	214,271	188,449	184,959

LOAN PORTFOLIO
Commercial and industrial	$703,662	$673,154	$660,651	$672,720	$638,382
Commercial real estate	793,569	846,079	878,543	879,963	896,336
Construction real estate	376,882	348,598	366,908	381,897	341,720
Residential real estate	220,215	245,296	256,946	241,710	222,267
Consumer and other	19,037	22,998	28,243	25,167	25,550
Total loan portfolio	$2,113,365	$2,136,125	$2,191,291	$2,201,457	$2,124,255

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$257,901	$238,139	$238,449	$247,361	$225,013
Interest-bearing transaction accounts	121,935	129,680	129,389	126,644	118,614
Money market and savings accounts	635,607	619,686	630,744	710,712	664,436
Certificates of deposit	838,188	771,759	746,977	708,067	679,990
Total deposit portfolio	$1,853,631	$1,759,264	$1,745,559	$1,792,784	$1,688,053

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2009	2009	2009	2008	2008
YIELDS (fully tax equivalent)
Loans	5.47%	5.45%	5.34%	5.64%	5.85%
Securities	3.33%	3.63%	4.44%	4.70%	4.75%
Federal funds sold	0.17%	0.61%	0.64%	1.59%	2.12%
Yield on earning assets	5.12%	5.32%	5.28%	5.58%	5.78%
Interest-bearing deposits	1.91%	2.03%	2.13%	2.47%	2.72%
Subordinated debt	5.91%	6.19%	6.43%	6.04%	5.63%
Borrowed funds	3.96%	3.51%	3.21%	3.54%	3.72%
Cost of paying liabilities	2.48%	2.53%	2.56%	2.82%	3.04%
Net interest spread	2.64%	2.79%	2.72%	2.76%	2.74%
Net interest rate margin	2.97%	3.10%	3.02%	3.07%	3.07%

WEALTH MANAGEMENT
Trust Assets under management	$710,224	$691,927	$681,839	$790,646	$930,100
Trust Assets under administration	1,190,130	1,113,466	1,084,830	1,220,733	1,453,476

CHANGES TO PRIOR PERIOD BALANCES

The tables below highlight certain revised prior period items related to the loan participation accounting adjustments.

	At or for the quarter ended September 30, 2009
		Loan
		Participations
		Impact		As reported
Income Statement
Total interest income		$2,749		$30,316
Total interest expense		2,749		12,931
Provision for loan losses		(420)		6,480
Gain on extinguishment of debt		5,326		5,326
Income tax expense (benefit)		2,068		2,187
Net income (loss)		3,677		4,687
Net income (loss) available to common shareholders		3,677		4,082

Balance sheet
Portfolio loans		229,012		2,113,365
Allowance for loan losses		1,713		45,019
Other assets		617		44,049
Total assets		227,916		2,518,625
Loan participations sold		229,012		229,012
Total liabilities		229,012		2,351,954
Shareholders' equity		(1,096	) *	166,671

* In the fourth quarter of 2009, an after-tax gain on extinguishment of debt is expected to be recorded for this amount.

Selected Key Ratios
Net interest rate margin (fully tax equivalent)	3.26%	-0.29%		2.97%
Nonperforming loans to total loans	2.38%	-0.16%		2.22%
Nonperforming assets to total assets	2.80%	-0.17%		2.63%
Allowance for loan losses to total loans	2.30%	-0.17%		2.13%
Net charge-offs to average loans (annualized)	1.31%	-0.15%		1.16%
Tangible common equity to tangible assets	5.71%	-0.57%		5.14%

	At or for the quarter ended June 30, 2009
	As originally	Accounting
	reported	adjustment	As revised
Income Statement
Total interest income	$27,758	$2,586	$30,344
Total interest expense	10,260	2,586	12,846
Provision for loan losses	8,000	1,073	9,073
Income tax expense (benefit)	(1,390)	(386)	(1,776)
Net income (loss)	386	(687)	(301)
Net income (loss) available to common shareholders	(216)	(687)	(903)

Balance sheet
Portfolio loans	1,905,340	230,785	2,136,125
Allowance for loan losses	42,635	2,133	44,768
Other assets	43,653	2,685	46,338
Total assets	2,214,929	231,337	2,446,266
Loan participations sold	-	236,110	236,110
Total liabilities	2,048,705	236,110	2,284,815
Shareholders' equity	166,224	(4,774)	161,450

Selected Key Ratios
Net interest rate margin (fully tax equivalent)	3.41%	-0.31%	3.10%
Nonperforming loans to total loans	2.58%	-0.02%	2.56%
Nonperforming assets to total assets	2.95%	-0.06%	2.89%
Allowance for loan losses to total loans	2.24%	-0.14%	2.10%
Net charge-offs to average loans (annualized)	1.03%	0.19%	1.22%
Tangible common equity to tangible assets	5.83%	-0.75%	5.08%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

CHANGES TO PRIOR PERIOD BALANCES (cont.)
	At or for the quarter ended March 31, 2009
	As originally	Accounting
	reported	adjustment	As revised
Income Statement
Total interest income	$27,326	$2,494	$29,820
Total interest expense	10,475	2,494	12,969
Provision for loan losses	15,100	1,359	16,459
Income tax expense (benefit)	(2,243)	(489)	(2,732)
Net income (loss)	(50,617)	(870)	(51,487)
Net income (loss) available to common shareholders	(51,216)	(870)	(52,086)

Balance sheet
Portfolio loans	1,963,975	227,316	2,191,291
Allowance for loan losses	39,612	2,675	42,287
Other assets	41,177	2,299	43,476
Total assets	2,230,703	226,940	2,457,643
Loan participations sold	-	231,027	231,027
Total liabilities	2,063,819	231,027	2,294,846
Shareholders' equity	166,884	(4,087)	162,797

Selected Key Ratios
Net interest rate margin (fully tax equivalent)	3.32%	-0.30%	3.02%
Nonperforming loans to total loans	2.57%	-0.09%	2.48%
Nonperforming assets to total assets	2.86%	-0.11%	2.75%
Allowance for loan losses to total loans	2.02%	-0.09%	1.93%
Net charge-offs to average loans (annualized)	1.39%	0.08%	1.47%
Tangible common equity to tangible assets	5.81%	-0.70%	5.11%

	At or for the quarter ended December 31, 2008
Income Statement
Total interest income	$29,163	$2,329	$31,492
Total interest expense	11,963	2,329	14,292
Provision for loan losses	14,125	2,171	16,296
Income tax expense (benefit)	(3,140)	(782)	(3,922)
Net income (loss)	(3,952)	(1,390)	(5,342)
Net income (loss) available to common shareholders	(4,031)	(1,390)	(5,421)

Balance sheet
Portfolio loans	1,977,175	224,282	2,201,457
Allowance for loan losses	31,309	2,500	33,809
Other assets	40,530	1,810	42,340
Total assets	2,270,174	223,592	2,493,766
Loan participations sold	-	226,809	226,809
Total liabilities	2,052,386	226,809	2,279,195
Shareholders' equity	217,788	(3,217)	214,571

Selected Key Ratios
Net interest rate margin (fully tax equivalent)	3.37%	-0.30%	3.07%
Nonperforming loans to total loans	1.50%	0.11%	1.61%
Nonperforming assets to total assets	1.92%	0.06%	1.98%
Allowance for loan losses to total loans	1.58%	-0.04%	1.54%
Net charge-offs to average loans (annualized)	1.73%	0.31%	2.04%
Tangible common equity to tangible assets	6.07%	-0.69%	5.38%

	At or for the quarter ended September 30, 2008
Income Statement
Total interest income	$29,289	$2,166	$31,455
Total interest expense	12,705	2,166	14,871
Provision for loan losses	2,825	182	3,007
Income tax expense (benefit)	948	(65)	883
Net income (loss)	1,319	(116)	1,203
Net income (loss) available to common shareholders	1,319	(116)	1,203

Balance sheet
Portfolio loans	1,942,600	181,655	2,124,255
Allowance for loan losses	25,662	2,855	28,517
Other assets	32,614	1,028	33,642
Total assets	2,236,401	179,828	2,416,229
Loan participations sold	-	181,655	181,655
Total liabilities	2,051,442	181,655	2,233,097
Shareholders' equity	184,959	(1,827)	183,132

Selected Key Ratios
Net interest rate margin (fully tax equivalent)	3.34%	-0.27%	3.07%
Nonperforming loans to total loans	1.21%	0.29%	1.50%
Nonperforming assets to total assets	1.56%	0.23%	1.79%
Allowance for loan losses to total loans	1.32%	0.02%	1.34%
Net charge-offs to average loans (annualized)	0.24%	-0.02%	0.22%
Tangible common equity to tangible assets	5.93%	-0.53%	5.40%